EXHIBIT 11




                                    PAGE 1

                  COMPUTATION OF NET INCOME PER COMMON SHARE
                                 (UNAUDITED)
                             DOLLARS IN THOUSANDS


                               Thirteen Weeks Ended   Twenty-Six Weeks Ended
                               July 30,    July 31,    July 30,    July 31,
                                   1994        1993        1994        1993

The computation of net income
 available and adjusted
 shares outstanding follows:

Net income                      $18,796     $25,985     $38,165     $45,975

Less:
 Preferred stock dividends       (1,789)     (1,789)     (3,578)     (3,578)

Net income used for primary
 and fully diluted
 computation                    $17,007     $24,196     $34,587     $42,397



Weighted average number of
 common shares outstanding   73,459,548  73,367,069  73,462,483  73,372,883

Add (where dilutive):
 Assumed exercise of those
 options that are common
 stock equivalents, net of
 treasury shares deemed to
 have been repurchased          404,980     789,045     497,179     770,064

Adjusted shares outstanding,
 used for primary and
 fully diluted computation   73,864,528  74,156,114  73,959,662  74,142,947